                                                                   EXHIBIT 10.19



                             SPHERIS OPERATIONS INC.

                           DEFERRED COMPENSATION PLAN

                              Amended and Restated

                            Effective January 1, 2005

                             SPHERIS OPERATIONS INC.
                           DEFERRED COMPENSATION PLAN

                       ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1. PURPOSE. The purpose of this Spheris Operations Inc. Deferred Compensation Plan (hereinafter, the "Plan") is to permit a select group of management and highly compensated employees of Spheris Operations Inc. and its participating subsidiaries and affiliates (hereinafter, the "Company") to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2. EFFECTIVE DATE. This amendment and restatement of the Plan shall be effective as of January 1, 2005. The amendment and restatement is intended to bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

                            ARTICLE II - DEFINITIONS

     For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1. ACCOUNT(S). "Account(s)" means the notional account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as:

     a)   Retirement Account; and

     b) In-Service Account; each Participant may maintain a separate In-Service Account with respect to each Deferral Period.

2.2. BENEFICIARY. "Beneficiary" means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant's death.

2.3. BOARD. "Board" means the Management Board of Spheris Holdings LLC or its designee.

2.4. CHANGE IN CONTROL. A "Change in Control" means the effective date of a sale of the Company as a whole in a single transaction or series of related transactions (whether through the sale of assets, limited liability company interests, merger, consolidation or otherwise) or its business in which the beneficial holders of a majority of the voting and economic interests of the Company or its business prior to such sale are not the beneficial holders of such interests or business thereafter. However, a "Change in Control" shall not include (i) a public offering of shares of stock of the Company or an affiliate or (ii) except in a transaction described in the preceding sentence, subsequent transfers of shares.

2.5. COMMITTEE. "Committee" means the committee appointed by the Board to administer the Plan pursuant to Article VII.

2.6. COMPANY. "Company" means Spheris Operations Inc., and any directly or indirectly affiliated parent or subsidiary thereof designated by the Board, or any successor to the business thereof.

2.7. COMPENSATION. "Compensation" means the base salary payable to and bonus or incentive compensation earned by a Participant with respect to employment services performed for the Company by the Participant, including any commissions payable and considered to be "wages" for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company's tax qualified plans which may be maintained under
     Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

2.8. DEFERRAL COMMITMENT. "Deferral Commitment" means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III. The Deferral Commitment shall apply to salary and/or bonus and/or commissions earned by a Participant in a Deferral Period, and shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in whole percentages, in whole dollar amounts, or in whole percentages over certain whole dollar amounts, and shall be made in a form acceptable to the Committee.

2.9. DEFERRAL PERIOD. "Deferral Period" means each calendar year.

2.10. DETERMINATION DATE. "Determination Date" means the last day of each calendar month or other such date(s) as the Committee may determine in its discretion.

2.11. DISABILITY. "Disability" means a period of time during which a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

2.12. DISCRETIONARY CONTRIBUTION. "Discretionary Contribution" means a Company derived credit to a Participant's Account(s) under Section 4.5, below.

2.13. DISTRIBUTION ELECTION. "Distribution Election" means the form prescribed by the Committee and completed by the Participant, indicating the chosen timing of payment for benefits payable from each Account under this Plan (and the chosen form of payment for benefits payable from the Retirement Account), as elected by the Participant, or as provided in Section 3.6, below.

2.14. INTEREST. "Interest" means the amount credited or debited to a Participant's Account(s) on each Determination Date, which shall be based on the performance of the Valuation Funds chosen by the Participant as provided in Section 2.20, below and in a manner consistent with Section 4.3, below. Such credits or debits to a Participant's Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.15. FINANCIAL HARDSHIP. "Financial Hardship" means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant, such as:

     a) the imminent foreclosure of or eviction from the Participant's primary residence;

     b) the need to pay for medical expenses, including nonrefundable deductibles, as well as prescription drug medication; or

     c) the need to pay for funeral expenses of the Participant's spouse or dependent (as defined in Section 152(a) of the Code).

2.16. MATCHING CONTRIBUTION. "Matching Contribution" means the Company contribution credited to a Participant's Account(s) under Section 4.4, below.

2.17. PARTICIPANT. "Participant" means any employee who is eligible, pursuant to
     Section 3.1, below, to participate in this Plan, and who has elected to defer Compensation under this Plan in accordance with Article III, below (and/or on whose behalf the Company has determined to credit a Company contribution hereunder). Such employee shall remain a Participant in this Plan until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.18. PLAN. "Plan" means this amended and restated Spheris Operations Inc. Deferred Compensation Plan (f/k/a the EDiX Corporation Deferred Compensation Plan), as it may be further amended from time to time.

2.19. RETIREMENT. "Retirement" means the termination of employment with the Company of the Participant after attaining age fifty-five (55) with at least ten (10) Years of Service, or after attaining age sixty (60).

2.20. VALUATION FUNDS. "Valuation Funds" means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is debited or credited to each Participant's Account(s) in accordance with Article IV, below, and do not represent, nor should they be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

2.21. YEARS OF SERVICE. "Years of Service" shall have the meaning provided for such term for purposes of vesting under the Company's 401(k) Plan, or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code, whether or not the Participant is a participant in such plan.

                   ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1. ELIGIBILITY AND PARTICIPATION.

     a) ELIGIBILITY. Eligibility to participate in the Plan shall be limited to those employees of the Company who hold the position of Director or above, or in the case of sales personnel, who hold the position of Regional Sales Manager or above, and any other select key employees of the Company who the Committee determines qualify as members of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and who are designated by the Committee, from time to time, and approved by the Board in its discretion.

     b) PARTICIPATION. An employee's participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate, and completion and submission of a Deferral Commitment (unless the employee is participating solely by virtue of being credited with an Employer contribution), an Allocation Form as defined in Section 3.2(b), and a Distribution Election to the Committee no later than the date prior to the beginning of the Deferral Period that is prescribed by the Committee.

     c) FIRST-YEAR PARTICIPATION. When an individual first becomes eligible to participate in this Plan during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate (unless the employee is participating solely by virtue of being credited with an Employer contribution). Such Deferral Commitment will be effective only with regard to Compensation earned following submission of the Deferral Commitment to the Committee.

3.2. FORM OF DEFERRAL COMMITMENT. A Participant may elect to make a Deferral Commitment in the form permitted by the Committee. The Deferral Commitment shall specify the following:

     a) DEFERRAL AMOUNTS; ACCOUNTS. A Deferral Commitment shall be made with respect to salary and/or bonus and/or commissions earned by the Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Accounts, except that no deferral shall be made to an Account at the same time that a distribution is to be made from that Account. The Participant shall set forth the amount to be deferred as a full percentage of salary and/or bonus and/or commissions (the Participant may designate a different percentage of salary, bonus and commissions that is to be deferred under this Plan), as a flat amount of salary and/or bonus and/or commissions, or as a percentage of salary and/or bonus and/or commissions over a certain amount. Salary Deferral Commitments shall be made in roughly equal amounts over the Deferral Period.

     b) ALLOCATION TO VALUATION FUNDS. The Participant shall specify in a separate form (known as the "Allocation Form") filed with the Committee, the Participant's initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

     c) MAXIMUM DEFERRAL. The maximum amount of base salary that may be deferred shall be fifty percent (50%), and the maximum amount of bonus or incentive compensation, or commissions, that may be deferred shall be one hundred percent (100%).

     d) MINIMUM DEFERRAL. The minimum Deferral Commitment of base salary under this Plan shall be three thousand dollars ($3,000) on an annualized basis, and the minimum Deferral Commitment of bonus or incentive compensation, or commissions, under this Plan shall be three thousand dollars ($3,000) in the aggregate, unless the Participant has also made a Deferral Commitment of base salary for the Deferral Period which meets the minimum set by this paragraph.

3.3. PERIOD OF COMMITMENT. Except as provided in Section 5.4, once a Participant has made a Deferral Commitment, that Commitment shall remain in effect throughout the Deferral Period to which it relates.

3.4. COMMITMENT LIMITED BY TERMINATION OR DISABILITY. If a Participant suffers a Disability or terminates employment with the Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or termination.

3.5. CHANGE IN EMPLOYMENT STATUS. If the Board determines that a Participant's employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant's employment with the Company, the Participant's existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1, above. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Committee may, in its sole discretion, terminate any Deferral Commitment for that year and prohibit the Participant from making any future Deferral Commitments.

3.6. DEFAULTS IN EVENT OF INCOMPLETE OR INACCURATE DEFERRAL COMMITMENTS. In the event that a Participant submits a Deferral Commitment to the Committee that contains information necessary to the smooth operation of this Plan which, in the sole discretion of the Committee, is incomplete or inaccurate, the Committee shall be authorized to assume the following:

     a)   If no Account is listed - assume Retirement Account was selected;

     b) If Accounts listed equal less than one hundred percent (100%) - assume balance is deferred into Retirement Account;

     c) If Accounts listed equal more than one hundred percent (100%) - assume proportionate reduction to each Account selected;

     d) If no Valuation Fund is selected - assume Money Market Fund was selected;

     e) If Valuation Fund(s) selected equal less than one hundred percent (100%) - assume that Money Market Fund was selected for balance;

     f) If Valuation Fund(s) selected equal more than one hundred percent (100%) - assume proportionate reduction to each Valuation Fund selected;

     g) If no Distribution Election is chosen - assume three (3) year for Retirement Account was selected; and

     h) If no time of payment is chosen for In-Service Account - assume the earliest possible date available under the provisions of Section 5.2, below was selected.

                   ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1. ACCOUNTS. The Compensation deferred by a Participant under the Plan, any Matching Contributions, Discretionary Contributions and Interest shall be credited (and, in the case of Interest, debited as applicable) to the Participant's Account(s). Separate notational accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2. TIMING OF CREDITS; WITHHOLDING. A Participant's deferred Compensation shall be credited to each Account designated by the Participant on the last day of the month during which the Compensation deferred would have otherwise been payable to the Participant, or at more frequent intervals as the Committee shall determine. Any Matching Contributions shall be credited to each Account as provided in Section 4.4. Any Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Board. Any withholding of taxes or other amounts with respect to deferred Compensation or Company contributions that is required by local, state or federal law shall be withheld from the Participant's corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant's Account in a manner specified by the Committee.

4.3. VALUATION FUNDS. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for his or her Account balances for the sole purpose of determining the amount of Interest to be credited or debited to such Account balances. Such election shall designate the Valuation Fund(s) to which his or her deferrals of Compensation and Company contributions (if any) shall be allocated. If permitted by the Committee, a separate valuation Fund allocation election may be made by the Participant with respect to his or her deferrals of Compensation and Company contributions (if any) to date, and with respect to any new deferrals of Compensation and Company contributions. All such elections shall apply to each succeeding Deferral Period's deferrals and contributions, until such time as the Participant shall file new elections with the Committee. At such times and in such forms as the Committee shall permit, the Participant may also reallocate the balance in each Valuation Fund among the other available Valuation Funds as of the next succeeding Determination Date.

4.4. MATCHING CONTRIBUTIONS. The Company shall credit a Matching Contribution to the Participant's Account which, for the calendar year of reference, shall be equal to the amount of the Company's matching contribution that would be made to the Company's 401(k) Plan on the Participant's behalf if (i) the 401(k) Plan were permitted to include in its definition of "compensation" for Company matching purposes the Participant's Compensation deferrals under this Plan, and (ii) the Code's section 401(k)(3) and Section 401(m)(3) non-discrimination testing requirements did not apply; reduced by the amount of any Company matching contributions that are made to (and not thereafter returned from) the 401(k) Plan on the Participant's behalf for the plan year of the 401(k) Plan that corresponds to the calendar year of reference. The Matching Contribution shall be credited to the Retirement Account at the time the compensation deferral under the 401(k) Plan to which the Matching Contribution relates is credited thereunder.

4.5. DISCRETIONARY CONTRIBUTIONS. The Company may make Discretionary Contributions to a Participant's Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Board in its sole discretion. Unless the Board specifies otherwise, such Discretionary Contribution shall be allocated among the various Accounts in the same proportion as set forth in section 4.1, above.

4.6. DETERMINATION OF ACCOUNTS. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

     a) NEW DEFERRALS. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

     b) COMPANY CONTRIBUTIONS. Each Account shall be increased by any Matching and/or Discretionary Contributions credited since such prior Determination as set forth above in sections 4.1 and 4.5 or as otherwise directed by the Board.

     c) DISTRIBUTIONS. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

     d) INTEREST. Each Account shall be increased or decreased by the Interest debited or credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

4.7. VESTING OF ACCOUNTS. Each Participant shall be vested in the amounts credited to such Participant's Account and Interest thereon as follows:

     a) AMOUNTS DEFERRED. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon.

     b) MATCHING CONTRIBUTIONS. A Participant's Matching Contributions and Interest thereon shall become vested as and to the extent that the Participant becomes vested in Company matching contributions under the Company's 401(k) Plan.

     c) DISCRETIONARY CONTRIBUTIONS. A Participant's Discretionary Contributions and Interest thereon shall become vested as determined by the Board.

4.8. STATEMENT OF ACCOUNTS. The Committee shall give to each Participant a statement showing the balances in the Participant's Account on a quarterly basis, or at more frequent intervals as the Committee determines.

                            ARTICLE V - PLAN BENEFITS

5.1. RETIREMENT ACCOUNT. The vested portion of a Participant's Retirement Account shall be distributed to the Participant upon the termination of employment with the Company. Benefits under this section shall be payable as soon as administratively practical after termination of employment. The form of benefit payment shall be that form selected by the Participant pursuant to Section 5.5, below, unless the Participant terminates employment prior to Retirement, or within two (2) years following a Change in Control, in which event, the Retirement Account shall be paid in the form of a lump sum payment. Payment of any benefit from the Retirement Account shall commence as soon as practical, but in no event later than one hundred and twenty (120) days after the date of the Participant's termination of service with the Company, and subsequent payments, if the form of benefit payment selected as provided in Section 5.5 provides for subsequent payments, shall be made on the anniversary of the initial payment.

5.2. IN-SERVICE ACCOUNT. In connection with each Deferral Commitment for each Deferral Period, a Participant may elect to have his or her deferrals of Compensation and the vested portion of his or her Company contributions (if any) attributable to that Deferral Period, and Interest thereon, to be designated as the Participant's In-Service Account. Each Deferral Period's In-Service Account shall be in an amount that is equal to that year's deferral of Compensation, that year's vested Company contributions, and Interest credited or debited thereon, determined at the time that the In-Service Account becomes payable (rather than the date of a termination of employment). Subject to the terms and conditions of this Plan, each In-Service Account elected shall be paid out during a period beginning one
     (1) day and ending sixty (60) days after the last day of any calendar year designated by the Participant that is at least three (3) calendar years after Deferral Period with respect to which the Compensation is actually deferred and the vested Company contributions are actually contributed, as specifically elected by the Participant. By way of example, if a three (3) year payout of an In-Service Account is elected for Compensation that is deferred and vested Company contributions that are contributed in the Deferral Period commencing January 1, 2004, the In-Service Account would become payable during a sixty (60) day period commencing January 1, 2008. Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, a Participant who is an active employee may, with respect to each In-Service Account, on a form determined by the Committee, make one or more additional deferral elections (a "Subsequent Election") to defer payment of such In-Service Account to a calendar year subsequent to the calendar year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Committee no later than one (1) year prior to the first day of the calendar year in which, but for the Subsequent Election, such In-Service Account would be paid, and such Subsequent Election is at least five (5) calendar years from the calendar year in which the In-Service Account, but for the Subsequent Election, would be paid. The preceding notwithstanding, if the Participant terminates employment with the Company prior to the date so chosen by the Participant, the vested portion of the In-Service Account shall be added to the Retirement Account as of the date of termination of service and shall be paid in accordance with the provisions of Section 5.1, above.

5.3. DEATH BENEFIT. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, the Company shall pay to the Participant's Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant's designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.4. HARDSHIP DISTRIBUTIONS. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, suspend the existing Deferral Commitment, or make distributions from any or all of the Participant's Accounts. In making its determination, the Committee shall examine the relevant facts and circumstances of each case. A distribution, however, may not be made to the extent that the Financial Hardship may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets (to the extent that such liquidation would not cause severe financial hardship) or by cessation of deferrals under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship (including the amounts necessary to pay taxes or penalties reasonably anticipated to result from the distribution), and will not exceed the Participant's vested Account balances.

5.5. FORM OF PAYMENT. Unless otherwise specified in paragraphs 5.1, 5.2, or 5.3, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election. The most recently submitted Distribution Election shall be effective for the entire vested Account balance. Each subsequent Distribution Election shall result in the deferral of the amount initially deferred for at least an additional five (5) years. If, at the time payment of benefits under this Plan become due and payable, the Participant's most recent election as to the form of payment was made within one (1) year of such payment, then the most recent election made by the Participant more that one (1) year prior to the time of payment shall be used to determine the form of payment. The permitted forms of benefit payments are:

     a)   A lump sum amount which is equal to the vested Account balance; and,

     b) In the event of payment of the Retirement Account, annual installments for a period of up to twenty (20) years where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.6. SMALL ACCOUNT. If the total of a Participant's vested, unpaid Account balance as of the time the payments are to commence from the Participant's Account is less than ten thousand dollar ($10,000), the remaining unpaid, vested Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.7. WITHHOLDING; PAYROLL TAXES. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.8. PAYMENT TO GUARDIAN. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

5.9. EFFECT OF PAYMENT. The full payment of the applicable benefit under this
     Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant's Beneficiary) with respect to the operation of this Plan, and the Participant's (and Participant's Beneficiary's) rights under this Plan shall terminate.

                      ARTICLE VI - BENEFICIARY DESIGNATION

6.1. BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime.

6.2. CHANGING BENEFICIARY. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3. NO BENEFICIARY DESIGNATION. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

     a)   The Participant's surviving spouse;

     b)   The Participant's estate.

6.4. EFFECT OF PAYMENT. Payment to the Beneficiary shall completely discharge the Company's obligations under this Plan.

                          ARTICLE VII - ADMINISTRATION

7.1. COMMITTEE; DUTIES. This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except in the event of a Change in Control as provided in Section 7.5 below. The Committee shall have the discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to decide or to resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2. AGENTS. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3. BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4. INDEMNITY OF COMMITTEE. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.

7.5. ELECTION OF COMMITTEE AFTER CHANGE IN CONTROL. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in control. No amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

                         ARTICLE VIII - CLAIMS PROCEDURE

8.1 SCOPE OF CLAIMS PROCEDURES. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

8.2 INITIAL CLAIM. A Participant or a Participant's spouse, dependent or Beneficiary (hereinafter referred to as a "Claimant") who believes he or she is entitled to any Benefit under this Plan may file a claim with the Committee. The Committee shall review the claim itself or appoint an individual or an entity to review the claim.

     The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Committee or appointee of the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

     If the Committee denies a claim, it must provide to the Claimant, in writing or by electronic communication:

     (a)  The specific reasons for the denial;

     (b) A reference to the Plan provision or insurance contract provision upon which the denial is based;

     (c) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

     (d) An explanation of why such additional material or information is necessary;

     (e) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

     (f) A statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

8.3 REVIEW PROCEDURES. A request for review of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

     The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

     Upon completion of its review of an adverse initial claim determination, the Committee will give the Claimant, in writing or by electronic notification, a notice containing:

     (a)  its decision;

     (b)  the specific reasons for the decision;

     (c) the relevant Plan provisions or insurance contract provisions on which its decision is based;

     (d) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefits;

     (e) a statement describing the Claimant's right to bring an action for judicial review under ERISA Section 502(a); and

     (f) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

8.4 CALCULATION OF TIME PERIODS. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

8.5 LEGAL ACTION. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

     A Claimant's compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                 ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1. AMENDMENT. The Board may, in accordance with Section 409A of the Code, amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, provided, however, that, except as expressly provided herein, no amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

9.2. COMPANY'S RIGHT TO TERMINATE. The Board may, in accordance with Section 409A of the Code, partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Company.

     a) PARTIAL TERMINATION. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Compensation deferrals and Company contributions (if any) prior to the effective date of such partial termination, and in such other limited manner as shall be determined by the executive officers.

          COMPLETE TERMINATION. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of complete termination, the Plan shall cease to operate and the Company shall distribute each Account to the appropriate Participant.

                            ARTICLE X - MISCELLANEOUS

10.1. UNFUNDED PLAN. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3 (2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2. COMPANY OBLIGATION; SOLE AGREEMENT. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, the Company, and shall not be an obligation of another company. This Plan is the sole agreement or arrangement of the Company and any Participant or Beneficiaries concerning its subject matter, and the terms of the Plan will not be affected by any other agreement, arrangement or representation between such parties.

10.3. UNSECURED GENERAL CREDITOR. Notwithstanding any other provision of this Plan, Participants and Participants' Beneficiaries shall be unsecured general creditors of the Company, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.4. TRUST FUND. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company's general creditors in the event of insolvency of the Company. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

10.5. NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.6. NOT A CONTRACT OF EMPLOYMENT. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.7. PROTECTIVE PROVISIONS. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

10.8. GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Tennessee, except as preempted by ERISA.

10.9. VALIDITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10. NOTICE. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in the Company's records.

10.11. SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

                                        SPHERIS OPERATIONS INC.


                                        By:
                                            ------------------------------------
                                        Dated:
                                               ---------------------------------

                                Exhibit A to the
                             SPHERIS OPERATIONS INC.
                       Deferred Compensation Plan Document

                                 VALUATION FUNDS

FUND CLASS               VALUATION FUND
----------               --------------
Money Market             Gartmore GVIT Money Market
Intermediate-Term Bond   PIMCO VIT Real Return
Short-Term Bond          PIMCO VIT Low Duration Bond
Intermediate-Term Bond   Federated Quality Bond
High Yield Bond          Pioneer High Yield VCT
Large Value              AllianceBernstein VPS Growth & Income
Large Blend              Oppenheimer Cap Appreciation
Mid-Cap Value            American Century VP Value
Mid-Cap Blend            Dreyfus GVIT M-Cap Index
Small Blend              Dreyfus IP Small Cap Stock Index
Small Blend              Royce Micro-Cap
Foreign Large Value      Dreyfus VIF International Value
Foreign Large Value      Templeton VIP Foreign Secs
Specialty-Real Estate    Van Kampen UIF US Real Estate